Exhibit 99

Contact:	Trevor Turbidy Tom Green (713) 780-9926 ir@tricomarine.com

For immediate release

Trico Announces Completion of New Senior Secured Credit Facility

Houston, February 12, 2004 -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today that it closed its previously announced refinancing of its existing U.S. revolving credit facility ("U.S. Dollar Facility"). The Company refinanced the U.S. Dollar Facility to relieve the Company of the maintenance debt covenants under that existing facility and to add operating flexibility. The Company’s new $55 million senior secured credit facility ("New Credit Facility") is secured by 43 supply vessels. The New Credit Facility is a floating rate facility, was priced at a 600 basis point spread over LIBOR with base rate of LIBOR not less than 2.0%, has an original issue discount of 2.0% and is subject to incurrence-based covenants.

The net proceeds from the New Credit Facility are approximately $51.4 million after deducting the original issue discount and estimated offering expenses. Net proceeds from the New Credit Facility will be used to retire and repay indebtedness of $31.0 million aggregate principal under the U.S. Dollar Facility, collateralize a letter of credit facility and for general corporate purposes. The New Credit Facility has a maturity of February 2009 and will have two years of call protection. In addition to extending the maturity for the Company’s credit facility, the refinancing will also provide incremental available liquidity.

Trico Marine Services, Inc. provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.